Exhibit 3.1

PHOTOTRON HOLDINGS, inc.

CERTIFICATE OF DESIGNATION OF PREFERENCES,

RIGHTS AND LIMITATIONS

OF

SERIES A PREFERRED STOCK

PURSUANT TO SECTION 151 OF THE

Delaware GENERAL CORPORATION LAW

The undersigned, Craig Ellins, does hereby certify that:

1. He is the President of Phototron Holdings, Inc., a Delaware corporation (the “Corporation”).

2. The Corporation is authorized to issue ten million (10,000,000) shares of preferred stock, of which none have been issued.

3. The following resolutions were duly adopted by the board of directors of the Corporation (the “Board of Directors”):

WHEREAS, the certificate of incorporation of the Corporation, as amended, provides for a class of its authorized stock known as preferred stock, consisting of ten million (10,000,000) shares, $0.0001 par value per share, issuable from time to time in one or more series;

WHEREAS, the Board of Directors is authorized to fix the dividend rights, dividend rate, voting rights, conversion rights, rights and terms of redemption and liquidation preferences of any wholly unissued series of preferred stock and the number of shares constituting any series and the designation thereof, of any of them; and

WHEREAS, the Board of Directors desires, pursuant to its authority as aforesaid, to fix the rights, preferences, restrictions and other matters relating to a series of the preferred stock, which shall consist of three million (3,000,000) shares of preferred stock.

NOW, THEREFORE, BE IT RESOLVED, that the Board of Directors does hereby fix and determine the rights, preferences, restrictions and other matters relating to such series of preferred stock as follows:

TERMS OF PREFERRED STOCK

Section 1. Definitions. For the purposes hereof, the following terms shall have the following meanings:

“Common Stock” shall mean the Corporation’s common stock, par value $0.0001 per share.

“Conversion Rate” shall have the meaning set forth in Section 5(a) hereof.

“Conversion Shares” shall have the meaning set forth in Section 5(a) hereof.

“Holder” shall mean a holder of Preferred Stock.

“Mandatory Conversion” shall have the meaning set forth in Section 5(a) hereof.

“Mandatory Conversion Date” shall have the meaning set forth in Section 5(a) hereof.

“Preferred Stock” shall have the meaning set forth in Section 2 hereof.

Section 2. Designation, Amount and Par Value. The series of preferred stock shall be designated as “Series A Preferred Stock” (the “Preferred Stock”) and the number of shares so designated shall be three million (3,000,000) shares. Each share of Preferred Stock shall have a par value of $0.0001 per share.

Section 3. Dividends. The Holders shall be entitled to receive no dividends on the shares of Preferred Stock.

Section 4. Voting Rights. Except as otherwise required by law, the Preferred Stock shall have no voting rights.

Section 5. Mandatory Conversion.

(a) Conversion. Upon the earlier of (i) a date specified by written consent of (A) the Holders of a majority of the shares of Preferred Stock then outstanding and (B) W-Net Fund I, L.P., a Delaware limited partnership, and (ii) October 5, 2013 (such date or the date specified in such written consent is referred to herein as the “Mandatory Conversion Date”), all of the issued and outstanding shares of Preferred Stock will immediately and automatically convert (a “Mandatory Conversion”) into shares of Common Stock (the “Conversion Shares”). Upon a Mandatory Conversion, the Holders will be entitled to receive Common Stock at the conversion rate of twenty-three (23) shares of fully paid and non-assessable Common Stock for every share of Preferred Stock (the “Conversion Rate”).

(b) Conversion Procedure. All Holders shall be sent written notice of the Mandatory Conversion Date and the place designated for the Mandatory Conversion, not less than ten (10) days prior to the anticipated date and time thereof. Upon receipt of such notice, each Holder shall surrender his, her or its certificate or certificates for all such shares of Preferred Stock (or, if such Holder alleges that such certificate has been lost, stolen or destroyed, a lost certificate affidavit and agreement reasonably acceptable to the Corporation to indemnify the Corporation against any claim that may be made against the Corporation on account of the alleged loss, theft or destruction of such certificate) to the Corporation at the place designated in such notice, to be held by the Corporation. If so required by the Corporation, certificates surrendered for conversion shall be endorsed or accompanied by written instrument or instruments of transfer, in form satisfactory to the Corporation, duly executed by the registered Holder or by his, her or its attorney duly authorized in writing. All rights with respect to the Preferred Stock converted pursuant to Section 5(a) hereof, including the rights, if any, to receive notices and vote (other than as a holder of Common Stock), will terminate on the Mandatory Conversion Date (notwithstanding the failure of any of the Holders to surrender the certificates at or prior to such date), except only the rights of the Holders, upon surrender of their certificate or certificates (or lost certificate affidavit and agreement) therefor, to receive the items provided for in the next sentence of this Section 5(b). As soon as practicable after the Mandatory Conversion Date and the surrender of the certificate or certificates (or lost certificate affidavit and agreement) for the Preferred Stock, the Corporation shall issue and deliver to such Holder, or to his, her or its nominees, a certificate or certificates for the number of shares of Common Stock issuable on such conversion in accordance with the provisions hereof. Such converted Preferred Stock shall be retired and cancelled and may not be reissued as shares of such series, and the Corporation may thereafter take such appropriate action (without the need for stockholder action) as may be necessary to reduce the authorized number of shares of Preferred Stock accordingly.

(c) Adjustments to Conversion Rate and Reorganization. The Conversion Rate for the number of shares of Common Stock into which the Preferred Stock shall be converted on a Mandatory Conversion shall be subject to adjustment from time to time as hereinafter set forth:

(i) Stock Dividends; Recapitalization; Reclassification; Split-Ups. If, prior to the Mandatory Conversion Date, the number of outstanding shares of Common Stock is increased by a stock dividend on the Common Stock payable in shares of Common Stock or by a split-up, recapitalization or reclassification of shares of Common Stock or other similar event, then, on the effective date thereof, the Conversion Rate will be adjusted so that the number of shares of Common Stock issuable on the Mandatory Conversion of Preferred Stock shall be increased in proportion to such increase in outstanding shares of Common Stock.

(ii) Aggregation of Shares. If prior to the Mandatory Conversion Date, the number of outstanding shares of Common Stock is decreased by a consolidation, combination or reclassification of shares of Common Stock or other similar event, then, upon the effective date thereof, the number of shares of Common Stock issuable on the Mandatory Conversion of the Preferred Stock shall be decreased in proportion to such decrease in outstanding shares of Common Stock.

(iii) Recapitalization, Reclassification, Merger, Etc. If at any time or from time to time on or after the date hereof, the Common Stock issuable upon the conversion of the Preferred Stock is changed into the same or a different number of shares of any class or classes of stock, whether by recapitalization, reclassification, merger, consolidation or otherwise, in any such event each Holder shall then have the right, upon a Mandatory Conversion, to convert such Preferred Stock into the kind and amount of stock and other securities and property receivable upon such recapitalization, reclassification, merger, consolidation or other change by holders of the maximum number of shares of Common Stock into which such shares of Preferred Stock could have been converted as if the recapitalization, reclassification, merger, consolidation or change occurred immediately prior to the Mandatory Conversion Date. This Section 5(c)(iii) shall apply accordingly to any subsequent recapitalization, reclassification, merger, consolidation or other change.

In each case of an adjustment hereunder, the Corporation, at its expense, shall compute such adjustment in accordance with the provisions hereof and shall, upon request, prepare a certificate showing such adjustment, and shall mail such certificate, by first class mail, postage prepaid, to each Holder so requesting at the Holder’s address as shown in the Corporation’s books.

(d) Reservation of Stock Issuable Upon Conversion. The Corporation shall at all times reserve and keep available out of its authorized but unissued shares of Common Stock, solely for the purpose of effecting the conversion of the shares of the Preferred Stock, such number of its shares of Common Stock as shall from time to time be sufficient to effect the conversion of all outstanding shares of the Preferred Stock. If at any time the number of authorized but unissued shares of Common Stock shall not be sufficient to effect the conversion of all then outstanding shares of the Preferred Stock, the Company will take such corporate action as may be necessary to increase its authorized but unissued shares of Common Stock to such number of shares as shall be sufficient for such purpose.

(e) Notices. Any notice required by the provisions of this Section 5 shall be in writing and shall be deemed effectively given: (i) upon personal delivery to the party to be notified; (ii) when sent by confirmed electronic mail or facsimile if sent during normal business hours of the recipient; if not, then on the next business day; (iii) five (5) days after having been sent by registered or certified mail, return receipt requested, postage prepaid; or (iv) one (1) day after deposit with a nationally recognized overnight courier, specifying next day delivery, with verification of receipt. All notices shall be addressed to each Holder of record at the address of such holder appearing on the books of the Corporation.

Section 6. No Impairment. The Corporation shall not, by amendment of its Certificate of Incorporation or through any reorganization, recapitalization, transfer of assets, consolidation, merger, dissolution, issue or sale of securities or any other voluntary action, avoid or seek to avoid the observance or performance of any of the terms to be observed or performed hereunder by the Corporation, but will at all times in good faith assist in the carrying out of all the provisions of this section and in the taking of all such action as may be necessary or appropriate in order to protect the conversion rights of the Holders against impairment.

Section 7. Waiver. Any of the rights, powers, preferences and other terms of the Preferred Stock set forth herein may be waived on behalf of all Holders by the affirmative written consent or vote of the Holders of a majority of the shares of Preferred Stock then outstanding.

Section 8. No Fractional Shares. No fractional shares of Common Stock shall be issued upon the conversion of any share or shares of Preferred Stock, and the number of shares of Common Stock to be issued shall be rounded to the nearest whole share. The number of shares of Common Stock issuable upon conversion shall be determined on the basis of the total number of shares of Preferred Stock the Holder is converting into Common Stock and the number of shares of Common Stock issuable upon such aggregate conversion.

Section 9. Lost or Mutilated Preferred Stock Certificate. If a Holder’s Preferred Stock certificate shall be mutilated, lost, stolen or destroyed, the Corporation shall execute and deliver, in exchange and substitution for and upon cancellation of a mutilated certificate, or in lieu of or in substitution for a lost, stolen or destroyed certificate, a new certificate for the shares of Preferred Stock so mutilated, lost, stolen or destroyed, but only upon receipt of evidence of such loss, theft or destruction of such certificate, and of the ownership hereof reasonably satisfactory to the Corporation.

*********************

IN WITNESS WHEREOF, the undersigned has duly executed this Certificate in the name and on behalf of Phototron Holdings, Inc. on the 5th day of April, 2012, and the statements contained herein are affirmed as true under penalty of perjury.

/s/ Craig Ellins

Craig Ellins, President